Exhibit 28(a)(12)

STATE STREET NAVIGATOR SECURITIES LENDING TRUST
AMENDMENT NO. 11 to the Master Trust Agreement

AMENDMENT NO. 11 to the Master Trust Agreement dated June 15, 1995, as amended (the “Agreement”) of State Street Navigator Securities Lending Trust (the “Trust”), made at Boston, Massachusetts this 25th day of April 2017.

WHEREAS, Section 4.1 of the Agreement provides that at any time that there are no shares outstanding of any particular sub-trust previously established and designated, the Trustees may abolish that sub-trust and the establishment and designation thereof; and

WHEREAS, Section 7.3 of the Master Trust Agreement of the Trust provides that the Agreement may be amended at any time, so long as such amendment does not materially adversely affect the rights of any shareholder of the Trust and so long as such amendment is not in contravention of applicable law, including the Investment Company Act of 1940, as amended, by an instrument in writing signed by an officer of the Trust pursuant to a vote of a majority of the Trustees; and

WHEREAS, a majority of the Trustees have voted to amend the Agreement to terminate three Sub-Trusts known as State Street Navigator Securities Lending Prime Portfolio III (“Prime Portfolio III”), State Street Navigator Securities Lending Prime Portfolio IV (“Prime Portfolio IV”) and State Street Navigator Securities Lending Prime Portfolio V (“Prime Portfolio V” and together, with Prime Portfolio III and Prime Portfolio IV, the “Portfolios”), as permitted under Article IV of the Agreement.

NOW, THEREFORE, the undersigned officer, pursuant to a vote of the majority of Trustees, hereby amends the Agreement as follows:

The first sentence of the first paragraph of Section 4.2 of the Agreement is hereby amended in its entirety to terminate each Portfolio and read as follows:

Section 4.2        Establishment and Designation of Sub-Trusts and Classes.  Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Sub-Trusts, the Trustees hereby establish and designate two (2) Sub-Trusts: (i) State Street Navigator Securities Lending Government Money Market Portfolio (formerly, State Street Navigator Securities Lending Prime Portfolio) and (ii) State Street Navigator Securities Lending Portfolio I (formerly, State Street Navigator Securities Lending Prime Portfolio II), each of which shall have a single class of Shares.

IN WITNESS WHEREOF, the undersigned hereunto has set her hand in the City of Boston, Commonwealth of Massachusetts, as of the 25th day of April 2017.

/s/ Ellen M. Needham
Ellen M. Needham
President of the Trust